Exhibit 99.2
press information
MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX-716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	September 28, 2009		716-687-4225
MOOG INC. ANNOUNCES OFFERING OF
CLASS A COMMON STOCK
East Aurora, NY, September 28, 2009 — Moog Inc. (NYSE:MOG.A and MOG.B) today announced a public offering of 2.5 million newly issued shares of Class A common stock. Moog expects to use the net proceeds from the offering to repay a portion of the indebtedness recently incurred under Moog’s revolving bank credit facility to acquire GE Aviation Systems’ flight control actuation business located in Wolverhampton, U.K. All of the shares are being offered by Moog pursuant to a prospectus supplement under Moog’s effective shelf registration statement.
Cowen and Company is acting as the lead manager for the offering. Moog intends to grant Cowen and Company a 30-day option to purchase up to an additional 375,000 shares of Class A common stock to cover over-allotments, if any.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A preliminary prospectus supplement and accompanying prospectus related to the offering have been filed with the U.S. Securities and Exchange Commission and are available on its website, www.sec.gov. Copies of the preliminary prospectus can be obtained by eligible investors from their Cowen and Company, LLC sales representative, or from the offices of Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department. Phone (631) 274-2806 / Fax (631) 254-7140.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment.